SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

CERIDIAN CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	41-1981625 (IRS Employer Identification Number)
3311 East Old Shakopee Road Minneapolis, Minnesota (Address of Principal Executive Offices)	55425 (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered

Rights to Purchase Class A Junior	New York Stock Exchange
Participating Preferred Stock (pursuant to Rights
Agreement dated as of November 6, 2001)

Securities to be registered pursuant to Section 12(g) of the Act:

       None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed by Ceridian Corporation (the “Company”) with the Securities and Exchange Commission on November 6, 2001, relating to the Rights Agreement by and between the Company and The Bank of New York as Rights Agent (the “Rights Agent”), dated as of November 6, 2001. Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

     On May 30, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Foundation Holdings, Inc. and Foundation Merger Sub, Inc. In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement (the “Amendment”). The Amendment provides that, among other things, no person shall be deemed to be an Acquiring Person under the Rights Agreement solely by virtue of the execution, delivery or performance of the Merger Agreement or the transactions contemplated thereby. In addition, the Amendment provides that if the Expiration Date under the Rights Agreement shall not have previously occurred, it shall occur immediately prior to the Effective Time (as defined in the Merger Agreement) and the Rights shall expire and not be exercisable from and after such time.

     The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of November 6, 2001, between Ceridian Corporation and
The Bank of New York as Rights Agent, including the Form of Rights Certificate as
Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C
(incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by Ceridian Corporation on November 6, 2001).

4.2	Amendment to Rights Agreement, dated as of May 30, 2007, by and between
Ceridian Corporation and The Bank of New York as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CERIDIAN CORPORATION

/s/ Gary M. Nelson
Gary M. Nelson
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

Dated: July 9, 2007

EXHIBIT LIST

No.	Description

4.1	Rights Agreement, dated as of November 6, 2001, between Ceridian
Corporation and The Bank of New York as Rights Agent, including the Form of Rights Certificate as Exhibit B and the Summary of
Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed by Ceridian Corporation on November 6, 2001).

4.2	Amendment to Rights Agreement, dated as of May 30, 2007, by and between Ceridian Corporation and The Bank of New York as Rights
Agent.